                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Eagle Quest Golf Centers, Inc.

We consent to the incorporation herein by reference of our report dated
March 13, 1998, except as to note 16(a) which is as of April 2, 1998, with respect to the consolidated balance sheets of Eagle Quest Golf Centers Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1997 and the period from incorporation on February 5, 1996 to December 31, 1996, which report appears in Amendment No. 2 to Form S-3 (No. 333-53503) dated July 21, 1998 of Family Golf Centers, Inc. Our report includes additional comments for U.S. readers that cast substantial doubt as to Eagle Quest's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG

Chartered Accountants
Vancouver, Canada

September 24, 1998